FEBRUARY 02, 2017 / 10:00PM GMT, CSC - Q3 2017 Computer Sciences Corp Earnings Call

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q3 2017 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: FEBRUARY 02, 2017 / 10:00PM GMT

FEBRUARY 02, 2017 / 10:00PM GMT, CSC - Q3 2017 Computer Sciences Corp Earnings Call

CORPORATE PARTICIPANTS
Neil DeSilva Computer Sciences Corporation - Head of M&A and IR
Mike Lawrie Computer Sciences Corporation - Chairman & CEO
Paul Saleh Computer Sciences Corporation - CFO

CONFERENCE CALL PARTICIPANTS
James Friedman Susquehanna Financial Group - Analyst
Jason Kupferberg Jefferies LLC - Analyst
Ashwin Shirvaikar Citigroup - Analyst
Puneet Jain JPMorgan - Analyst
Brian Essex Morgan Stanley - Analyst
Keith Bachman BMO Capital Markets - Analyst
Frank Atkins SunTrust Robinson Humphrey - Analyst

PRESENTATION

Operator

Welcome to the CSC third-quarter 2017 earnings conference call. As a reminder, today's conference is being recorded. At this time, I'd like to turn the conference over to Mr Neil DeSilva. Please, go ahead.

Neil DeSilva - Computer Sciences Corporation - Head of M&A and IR

Thank you, everyone. Good afternoon. I'm pleased you've joined us for CSC's third-quarter 2017 earnings call and webcast. Our speakers on today's call will be Mike Lawrie, our Chairman and Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. As usual, the call is being webcast at CSC.com/InvestorRelations.
We've posted some slides to our website, which will accompany our discussion today. On the slides, on slide 2, you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in our Form 10-Q and other SEC filings.
Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures and certain further adjustments to these measures, which we believe provide useful information to our investors. In accordance with SEC rules, we've provided a reconciliation of these measures to their respective and most directly comparable GAAP measures. These reconciliations can be found in the tables included in today's earnings release as well as in our supplemental slides. Both documents are available on the Investor Relations section of our website.
I would like to reminder our listeners that CSC assumes no obligation to update the information presented on the call except, of course, as required by law. Now, I would like to introduce CSC's Chairman and CEO, Mike Lawrie. Mike?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Okay. Neil, thank you. Welcome everyone, thank you again for your interest in CSC. As is my usual practice, I have got five key messages here, which I'll cover in a moment. Then I'll get into a little more detail on each of those messages. Then Paul will go through in more detail and then as usual, we'll open it up for Q&A.
The first key message here is our non-GAAP EPS and continuing operations in the third quarter was $0.81. Our commercial profit margin in the third quarter was up 270 basis points sequentially. Year-over-year our margin was up over 70 basis points. This is despite the continued investment that we are making in key growth areas such as our next gen BPS platform. In the third quarter, we generated adjusted free cash flow of $299 million.
The second message is that revenue in the third quarter was up approximately 14% year-over-year in constant currency, inclusive of our Xchanging and UXC acquisitions. We achieved on the sales side a book-to-bill of 1.3x for the quarter. Point three, our ongoing momentum in next generation technologies continued in the third quarter. Our next gen revenues were up over 60% year-over-year in constant currency. In our next gen, book-to-bill was 1.6x.
Point four, we remain on track to close the merger between CSC and Enterprise Services business of Hewlett-Packard Enterprise on or about April 1 of this year. We have made substantial progress over the past several months, which includes completing all of the regulatory clearances required to close the merger. We continued our operational prep process by regular integration summits with HPE-ES. We named last week NewCo's senior leadership team and tomorrow we'll be naming NewCo's Board of Directors.

Lastly, as part of our ongoing CSC registration process, we do expect to file our next round of SEC filings in the coming weeks. Then finally for FY17, we continue to target revenue to be up in the low double-digits in constant currency. Our target for non-GAAP EPS and continuing operations remains $2.75 to $3. Our adjusted free cash flow target is unchanged at 100%-plus of adjusted net income.
So now let me just delve into each of those points in a little more detail. As I said, our third-quarter non-GAAP EPS from continuing operations was $0.81, which includes the impact of a stronger US dollar and the impact of IFRS to US GAAP conversion in our acquisitions. Adjusted free cash flow for the quarter was $299 million. In the third quarter, commercial profit margin was 11.8%, this was up 270 basis points sequentially. In year-over-year, our margin was up over 70 basis points despite our ongoing investments in key areas such as BPS and our next gen offerings.
I'll return to this in a little greater detail in a moment. Now ahead of our planned merger with HPE's Enterprise Services businesses, we continue to execute on our existing revenue and margin roadmap for CSC. In the past quarter, our ongoing next generation revenue growth and bookings continued to reflect our leadership in critical growth market segments such as BPS, population healthcare and managed services in capital markets.
We largely completed the integration of our acquisitions, Xchanging and UXC, whose contributions to our performance have resulted in positive year-on-year growth as well as margin improvement due to cost synergy realization in the third quarter. Finally, we continue to take actions to drive forward our longer-term margin initiatives including the ongoing re-engineering of our delivery model.
As I have discussed over the past several quarters, we're continuing to make an ongoing strategic investment into our Business Process Services or BPS platform. While this incremental investment continued to somewhat offset our margin improvement actions in the third quarter, we do expect this investment to benefit our market-leading position in BPS. In the third quarter, our previously announced agreement with MetLife went live as planned and began generating revenue.
CSC will administer nearly 7 million policies for MetLife. This contract has established CSC as the largest provider of insurance BPS processing for life, annuities and pensions in North America, where we will administer over 14 million policies. In the third quarter, we also had another BPS win with Ameritas, a US-based insurance company who was seeking to increase the speed to market and delivery quality of their new life and annuity products.
Now the contrast to MetLife's closed book of business that we're servicing, Ameritas has brought in CSC to assist in the open ended and ongoing realization of their growth objectives by having CSC process their new insurance products with our next gen solutions. As we continue to extend our market leadership in BPS, we anticipate similar opportunities to enhance our clients' growth profiles.
Now turning to revenue, revenue was $1.9 billion in the third quarter. This was up approximately 14% year-over-year in constant currency, inclusive of our UXC and Xchanging acquisitions. Sequentially revenue was up over 4.5%. Global business services revenue was up more than 22% year-over-year in constant currency. For the third quarter, digital applications, the combination of our previous consulting and apps business was up over 13% year-over-year in constant currency and benefited from our acquisitions.
IS&S, our industry software and solutions business was up nearly 36% year-over-year in constant currency, which included the contribution of Xchanging's global insurance business. Now, we're continuing to prioritize the development of digital capabilities in our IS&S growth areas, such as digital insurance, and population healthcare. In healthcare, for example, based on our global experience in building population health programs we were recently selected by the Danish Health Data Authority as the new IT partner for the National Patient Register Program over the next six years.
So this is another example of land-and-expand. This win really validates our specific IP-based next generation expertise. In the third quarter, GBS's profit margin was 13.3%, this was up 315 basis points sequentially and up 22 basis points year-over-year, as our synergy realization efforts and our recent acquisitions offset incremental investments in our next gen BPS platform.
Global Infrastructure Services revenue was up nearly 5% year-over-year in constant currency inclusive of the contributions of our acquisitions. We continue to take actions to actively mitigate the secular headwinds facing our traditional ITO business, as well as move GIS toward the next generation needs of our clients. To that end, we continue to grow our banking and capital markets platform, allowing us to pursue next generation GIS opportunities.
In the third quarter, we won a $70 million next gen deal with a global investment bank based on our differentiated IP to provide them with colocation and networking services across key sites in Europe and in North America, low latency network connectivity, market data and managed services. GIS's profit margin was 10.1%, this was up 220 basis points sequentially and up 100 basis points year-over-year, due to operating efficiencies and a mix shift toward our cloud-based software solutions.
Turning to sales, total bookings for the Company in the third quarter were $2.4 billion and represented a book-to-bill of 1.3x. GBS's bookings of 1.1 billion represented a book-to-bill of 1.1x compared to 1.9x last year. GIS bookings of 1.3 billion represented a book-to-bill of 1.5x, compared to 1.2x last year. Within GIS and GBS we continue to focus on QuickStarts. These are our standardized offering platforms that allow us to simplify the buying experience for our clients by delivering a bundle of core CSC services. We had several quick start wins in the third quarter across mobile offerings including cyber security, Amazon Web Services migration, and other cloud services.
Just as importantly, we're seeing that QuickStarts are broadly attractive to new clients regardless of industry as these wins occurred across insurance, energy, aerospace and healthcare. By continuing improving our next gen go-to-market approach in such ways, we have grown our pipeline of critical land-and-expand sub $5 million deals by over 30% year-over-year. CSC continues to develop our strengths in next generation technologies and specific verticals to win new clients. We added more than 118 new logos in the third quarter with more than 60% of these coming from outside the Americas region.
Now, just turning to next gen for a moment, the revenue from our next generation offerings were up over 60% in constant currency and our next gen book-to-bill was 1.6x. I'm going to just touch briefly on a few of these next gen highlights: MyWorkStyle, our next generation virtualized desktop offering continued its positive momentum in the third quarter with revenue up 69% year-over-year. Our next generation network offering delivered with our partner AT&T saw its revenue up nearly 50% year-over-year in the third quarter and our storage as a service revenue was up 24% year-over-year.
During the third quarter, we also continued extending our next gen capabilities. In December, we completed a strategic investment into Smartlink, a next generation provider of technology for value-based chronic care management. Now this, combined with our portfolio of services, this partnership will allow us to support physicians and healthcare organizations, as they optimize potential revenue, improve patient outcomes, and transform their care delivery models in preparation for value-based payments.
We also saw in the third quarter our new global alliance with PwC off to a strong start, with our joint pursuit teams identifying a pipeline of several hundred million dollars of digital transformation opportunities in the first quarter of working together. Our partnership with PwC allows our digital applications group to introduce our next generation offerings into the C-Suite of existing clients who are at various stages in embarking on digital transformations.

Consistent with this, our initial pipeline is composed of large enterprise opportunities across a range of industries and focused primarily in the UK and the US in the near term. Now turning to my fourth point here before I turn this over to Paul, I'd just like to give you an update on our plan to merge with HPE enterprise services. We remain on track to close our merger on or about April 1, 2017.
Over the past several months, we have taken additional important steps as we've progressed towards the merger close. We secured and are now complete with all the regulatory clearances that are in necessary condition to closing the merger. We've continued a hold regular pre-merger integration summits to bring together the leaders of both organizations.
Our focus has been on developing our operating model, building a one-company culture, creating an optimum go-to-market strategy, and preparing detailed plans for synergies and value capture. We've also progressed with our naming and branding. We anticipate debuting ahead of the merger closing. Last month, we named NewCo's senior leadership team comprised of exceptional executives from across CSC and HPE-ES. This group includes my direct report such as Paul, as well as Mike Nefkens, along with key regional industry and offering heads.
Given the task ahead to realize our synergy plans and position NewCo for industry leadership, it was a priority to assemble differentiated proven talent ready to lead NewCo forward. Tomorrow, we will be naming the Board of Directors of NewCo. The go-forward Board is comprised of five members nominated by CSC and 5 members including Meg Whitman nominated by HPE. We're confident that our Board members will bring the right mix of industry insight, global perspective and business acumen to take NewCo forward. I do want to thank CSC's existing directors for their service in helping us arrive at this transformative moment for our Company.
Now in terms of next steps, our SEC registration process remains ongoing. We anticipate that the final SEC filings of NewCo will be filed in the coming weeks. Our shareholder vote will take place after the SEC has declared those filings effective. Then our NewCo Investor Day will follow in New York City. At the NewCo Investor Day, we plan to present our operating model, our synergy plans, our capital allocation model, and adjusted EPS and adjusted free cash flow targets.
Finally, for FY17, we continued to expect GBS revenue to be up and GIS revenue to be down in low single-digits both on a constant currency basis inclusive of our contributions of UXC and Xchanging. This equates to total revenues being up in the low double-digits on a constant currency basis. We're also continuing to target non-GAAP EPS of $2.75 to $3. As we said last quarter, given the strength of the US dollar and our ongoing mitigation of IFRS to US GAAP impacts from our acquisitions, our bias continues to be towards the lower end of that 2017 EPS range.
We continue to target our adjusted free cash flow to be 100%-plus of adjusted net income. So I'd like to now turn it over to Paul. Unfortunately, Paul has almost lost his voice, but he wanted to talk because this is one of the better quarters that CSC has had and he didn't want to give up the speaking part just because his voice has betrayed him. So, Paul, I'll turn it over to you.

Paul Saleh - Computer Sciences Corporation - CFO

Thank you, Mike. Greetings, everyone. I don't know if it is going to work, but let me start by covering some items that are included in our GAAP results. In the current quarter, we had restructuring costs of $12 million pretax or $0.06 per diluted share. This relates to our cost actions for our recent acquisitions. Also in the quarter, we have transaction and integration related costs of $109 million pretax or $0.54 per diluted share. These costs relate to our upcoming merger with the Enterprise Services segment of HPE as well as acquisition related costs. Excluding the impact of these special items, non-GAAP income from continuing operations before tax was $171 million or $0.81 per share. Now, this compares with $124 million or $0.73 per share in the prior year.
Now turning to our third-quarter results, revenue in the quarter was $1.9 billion, up 13.7% year-over-year in constant currency, reflecting growth in our next gen offering, the contributions of our UXC and Xchanging acquisitions and growth in our Business Process Services. Sequentially, revenue was up 4.6% in constant currency. In the third quarter, the profitability of our combined GBS and GIS segments was $227 million after adjusting for special items. Profit margin on that basis was 11.8%, up from 11.1% in the prior year. Sequentially, our margin was up 270 basis points.
Consolidated Segment operating income was $216 million in the quarter. This is after adjusting for special items. Our profit margin on that basis was 11.3%, up from 10.9% in the prior year. Sequentially, this profit margin was up 270 basis points. Our non-GAAP diluted EPS from continuing operations in the third quarter was $0.81 compared with $0.73 in the prior year. Non-GAAP diluted EPS from continuing operations on a year-to-date basis was $1.95 compared with $1.74 in the prior year, an increase of 12.1%.
In the quarter, our tax rate was 28% reflecting our global mix of income. Bookings in the quarter were $2.4 billion. Our bookings were driven by new work as well as growth in contracts of less than $100 million of total value. Overall, book-to-bill in the quarter was 1.3 times. On a year-to-date basis, bookings were $6.5 billion compared with $6.3 billion in the prior year.
Turning now to our segment results, our global business service revenue was $1.046 billion in the quarter, up 22.3%. Year-over-year in constant currency and up 3% sequentially. Now this reflects the contributions of our acquisitions as well as growth in our Business Process Services and next gen offerings. In the third quarter, the GBS segment profitability was $139 million after adjusting for special items.
Our profit margin on that basis was 13.3%, up from 13.1% in the prior year. Sequentially, GBS margin was up 314 basis points benefiting from a favorable mix of higher IS&S software revenue, the realization of synergies from our UXC and Xchanging acquisitions, as well as better profits in our BPS business. GBS bookings were $1.1 billion in the quarter for a book-to-bill ratio of 1.1 times.
Turning now to our Global Infrastructure Services, revenue was $871 million in the quarter, up 4.9% year-over-year in constant currency, and up 6.4% sequentially. GIS revenue reflects the benefits of our acquisitions as well as growth in our next gen cloud solutions. During the quarter, GIS segment profitability was $88 million after adjusting for special items.
Profit margin on that basis was 10.1%, up 1 percentage point from the prior year. Sequentially, our GIS margin was up 2 percentage points. Our GIS profitability reflects the ongoing cost actions to drive greater operating efficiencies as well as the synergy realization from our recent acquisitions. Bookings for GIS were $1.3 billion in the quarter for a book-to-bill of 1.5 times.
Now let me turn to some financial highlights in the quarter. Adjusted free cash flow in the quarter was $299 million. Now this is 256% of our adjusted net income. This $299 million in adjusted free cash flow does not include any benefit of our account receivables facility. I'll cover what we're doing there in a moment. Now this is a record quarter for our commercial business. It reflects our concerted effort to improve our working capital efficiency.
Now in the quarter, we saw a four-day sequential improvement in our DSOs. We're focusing on timely milestone billings and resolving billing disputes and managing more tightly past due receivables. Our accounts payables also remain an area of focus as we continue to optimize our contractual payment terms. Our CapEx was $119 million in the quarter or 6.2% of revenue reflecting our efforts to shift to a more capital-lite strategy. On a year-to-date basis, adjusted free cash flow was $406 million or 145% of adjusted net income.
Now during the quarter, we returned $20 million to shareholders in the form of dividends and our cash at the end of the quarter was $1.1 billion. Our net debt to total capital was 35.4%. Now let me -- I'll give you an update on our actions to prepare for the financing of our merger with HPE Enterprise Services. In the quarter, we syndicated a $2 billion term loan. We also increased our revolver credit facility to $3 billion from $2.5 billion.
Additionally, we secured commitments from several banks to expand that capacity to $4 billion in size, post-merger. Also in the quarter, we closed on a $250 million account receivables facility. Now this facility was structured to be expanded once we complete the merger with HPE-ES. Now the facility offers us low-cost financing and liquidity diversification. Now as is our process, our adjusted free cash flow and DSOs do not include the benefit of the accounts receivable securitization program. We used about $241 million of this facility to pay down debt.
In closing, let me review our financial targets for 2017. We continue to target revenue for the fiscal year to be up in the low double-digits in constant currency. Our full-year target for non-GAAP EPS from continuing operations remains $2.75 to $3. Our bias remains towards the lower end of that range given the strength of the US dollar. Now, our EPS target assumes the tax rate in the low 20%s.
Now this is for the full year based on our current global mix of income. Now this implies a higher tax rate for the fourth quarter, pretty much consistent with what we saw in the third quarter. However, we continue to work on tax planning strategies to optimize our effective tax rate. Our adjusted free cash flow target for FY17 remains 100%-plus of our adjusted net income. I will now hand the call back to the operator for the Q&A session.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

So, Paul, thank you. That took a -- you mightily soldiered on here. Thank you for doing that. If you can keep generating that kind of working capital performance, you don't have to talk ever again. (laughter) Okay, operator, we'll be happy to take some questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)
James Friedman, Susquehanna Financial Group.

James Friedman - Susquehanna Financial Group - Analyst

Paul, I would ask you a yes-no question to save your voice. But I remember earlier in the year there were some costs related to (inaudible) of BPS and I just wanted to double-check on that, where are we on that journey? Mike, I'll ask you one up front as well if I could. We get a ton of questions about H1Bs, Mike. If you could just give us 30 seconds as to your view, is the H1B environment a good or bad thing for CSC? Thank you.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, on the BPS -- I'll answer, Paul, I'll try to save you. We're continuing to invest in the BPS platform. So that is ongoing. It is going to continue certainly through this year and candidly probably into next year. Now, we'll see that moderate over time. But we're acquiring new clients. We're converting those clients and putting them in our platform. So we're really sort of full speed ahead in that business. We like that business. As I commented, we're able to take first tranche with MetLife live. So we're really moving along. We got another customer last quarter.
In terms of H1B visas, let me try to put this in context for you, because we don't really think it will impact CSC. We've gotten roughly 22,000 -- don't hold me to these exact numbers -- but roughly 22,000 employees in the US. About half of them are in other locations, in other words, outside of the US. So that leaves us with about 11,000 employees on shore, if you will, in the US. Last year, we were granted a little over 500 H1B visas. We're applying for 700 or 800 next year. So this is not just an impact at all to our business going forward.

James Friedman - Susquehanna Financial Group - Analyst

Okay. I appreciate the color. Thank you.

Operator

Jason Kupferberg, Jefferies.

Jason Kupferberg - Jefferies LLC - Analyst

Just curious about the EPS guidance range for the year. I mean, kind of wide I guess for Q4. Where do we think we may land there? You obviously had a really strong earnings number for the quarter itself. So I know last quarter you were saying maybe lower end, but how are you thinking about it now?

Paul Saleh - Computer Sciences Corporation - CFO

We think still in the lower end of that range because of the, again, currency headwind. Also in this quarter we had the benefit, as Mike mentioned, of the mix was favorable particularly of our software related businesses. But net-net, given where we are in the higher tax rate at this point in time, we're just really, our bias, as we said would be towards the lower end of the range, which would make the fourth quarter pretty much aligned with the third quarter somewhere there.

Jason Kupferberg - Jefferies LLC - Analyst

Okay. I guess just a follow-up question related to not specifically on work visas, but just any thoughts on whether or not clients might be more hesitant about offshoring new work just given the political backdrop or any slowdowns in decision-making that you think might ensue? Any signs of that at this point?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

No, I haven't seen any signs of it. There is a lot of things going on, for sure. I think it will take some time for the dust to settle. But, no, we haven't seen any behavioral change on the part of our clients.

Jason Kupferberg - Jefferies LLC - Analyst

Okay. Terrific. Thank you.

Operator

Ashwin Shirvaikar, Citi.

Ashwin Shirvaikar - Citigroup - Analyst

Thank you. I guess my first question is with regards to, as you have worked closely with the HPE-ES team and come up with all these plans, can you comment on how your view of your expected synergy realizations going forward has changed? I know the all-out number hasn't really changed, it is what it is. But in terms of thinking about it as, how much is people related versus profits related, versus facilities? Any kind of color that you could provide with regards to, has your thinking changed, been modified optimism, things like that?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, listen, I think we are pretty deeply into the planning process on this. I'd say our conviction -- my conviction is stronger, having gone through it. When I say stronger, we have been able to now get to specific plans and specific actions and so on and so forth. So my overall conviction certainly has grown, as we've gone through this process.
I think, the other thing is that there is basically three broad categories of where these synergies are coming from. One is a policy, a harmonization, between the two companies. When I say policies, I'm talking things like travel policies and HR policies, and all kinds of things. So there's quite a bit of synergies that are just derived from normalizing those policies.
The second big area is around duplication, for example, we last week announced the regional structures. Well, we had 13 regions before, now we have six. As we name those management teams and work down that process, there is significant synergies associated with that. The third big area of synergies is, [Paul] -- some of these would be longer term to realize, is the real estate footprint in terms of data centers, delivery centers, facilities, in all the various countries and cities that we operate in.
So those fundamental areas haven't really changed since we did our initial due diligence. What has changed is that we have gotten more conviction around being able to actually achieve this. But I think, the bigger story that's beginning to emerge from all this is the enormous value that the two companies when we put them together can deliver to the client. So, synergies are absolutely critically important and undergird the value generation opportunity.
But there is also significant opportunity to expand into areas and scope that we haven't been in. We've got very competitive offerings now. We've talked about all the investment that we've made in these next generation offerings. We're seeing some of that pay off. And HPE has made some of the same investments. We see that now coming to fruition. Our partner network has only strengthened as we've gone through this process.
Our clients are encouraged by the full scope of capability that NewCo can bring to the table. Then our staff, our employees, see this as a great opportunity from a career standpoint and opportunity. There will certainly be synergies with people, no question about that but it's also a very good opportunity. So when you add that all up, we are pretty optimistic that there's a great value generation opportunity in front of us.

Ashwin Shirvaikar - Citigroup - Analyst

Thank you for all the detail. I have a follow-up, unfortunately Paul, given your voice, it is for you. But let me counter also with giving you a cure for what works for me is white tea and honey. If you need something stronger, a hot toddy. (laughter)

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, we got that covered here. (laughter)

Ashwin Shirvaikar - Citigroup - Analyst

The IFRS to GAAP conversion, that has been something that at least I thought was going to be resolved maybe a quarter ago and it continues to be a factor. Perhaps you could provide some detail on what the overall outlook is on that.

Paul Saleh - Computer Sciences Corporation - CFO

We continue to work on that. We made a lot of progress. We've isolated it now. We're working on a very detailed framework to be able to remedy these things. Remember, this was only a question of timing. It was not a question of not being able to realize those benefits. So we saw some improvement, we expect some more in the fourth quarter, but primarily I think the way I look at these things we'll get a lot more of the full rate of the IFRS to GAAP conversion benefit when we're expecting from these acquisitions to be on a run rate as we get into the new year.

Ashwin Shirvaikar - Citigroup - Analyst

Got it. Thank you. Feel better.

Operator

Tien-tsin Huang, JPMorgan.

Puneet Jain - JPMorgan - Analyst

This is Puneet Jain for Tien-tsin. So obviously a lot to do post HP transaction, but are there any areas you would like to add capabilities through tuck-ins or through organic investments post HP deal?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, I mean, we're always going to be open and opportunistic around things that come up. That's not a major part of the strategy short term because we've got quite a bit to digest. But, yes, we are always looking at opportunities. I think what we did here in the third quarter, I think I talked about this in my comments, with the healthcare partner, often times these opportunities don't always mean that we have to buy the Company. In some instances we're making investments in gaining access to the skills and the capabilities. So to answer your question, yes, we're absolutely open to some smaller tuck-ins as we go forward.

Puneet Jain - JPMorgan - Analyst

Got it. Were there any milestone payments associated with the MetLife contract in this quarter, given that it went live?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

No.

Paul Saleh - Computer Sciences Corporation - CFO

We had some revenue in the quarter as we -- because we were able to go live, so we had some revenue, we'll have a whole -- full quarter in the third quarter. From a cash flow perspective, nothing unusual. No, there was no advanced payment or anything like that. It was as we delivered the service, we get paid.

Puneet Jain - JPMorgan - Analyst

Got it. Thank you.

Operator

Brian Essex, Morgan Stanley.

Brian Essex - Morgan Stanley - Analyst

I'll try and save Paul's voice and direct this one to Mike. As we look at your nice quarter and contribution from growth, I mean, how much is organic? Maybe could you help us understand how much progress you've made with UXC and Xchanging integration, particularly UXC from the perspective of the better cloud relationships and kind of selling their solutions up into the larger enterprises?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, the integrations of UXC and Xchanging are largely behind us now. We saw some realization of those synergies. You saw that in the financials. So I really consider that sort of over. We're seeing some good growth in our Microsoft practice, in our Service Now practice, in our Oracle practice in particular, with UXC. So that's really moving ahead pretty much as we had planned it. Say on the margin, it's probably performing a little better. So that's sort of what we see there. What was the other part of your question?

Brian Essex - Morgan Stanley - Analyst

In terms of organic growth, I know that now they're contributing to your platform. But if we had to look back to your Analysts Day where you forecasted an inflection point (multiple speakers)

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, I'm really the -- if you include the acquisitions that we've made, we've well crossed over that point.

Brian Essex - Morgan Stanley - Analyst

Sure.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

We've crossed over last quarter and we'll probably again -- don't hold me to exactly these numbers -- but, Paul, probably $200 million plus including acquisitions. In other words, our next generation offerings contributing $200 million more than the decline in the traditional business. If you look at it from a pure organic basis, we're basically at the cross-over point now.
I think we're -- again, don't hold me to it -- I don't have -- I'm not even really looking at it to tell you the truth. It's probably in the range of about $10 million or $20 million in the third quarter. So we expect, as we go forward, some quarters are maybe slightly more, some quarters slightly less. But fundamentally, we're there. We're not really -- to be honest with you, all that focused on that right now. What we're focused on is the integration work and the synergy realization associated with the merger. But, yes, we basically got to where we thought we were going to get to.

Brian Essex - Morgan Stanley - Analyst

Got it. I'm just trying to gauge how much is acquisitions versus organic? How that integration is going? Maybe as a follow-up, on the bookings side, how much was renewals versus new business? How was that new business environment shaking out in terms of pricing and traction in the market?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

I'd say probably somewhere in the neighborhood of 60% to 70% in the quarter was new, new business. Not in new logos but new business within existing clients. The BPS is an example -- win that I talked about in my comments as an example of that. So we're not -- we're seeing better traction. I mean, I looked at the deal sizes. So and this varies a lot in this business, particularly the $100 million-plus deals, when a quarter equals a couple --

Brian Essex - Morgan Stanley - Analyst

Right.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

That is pretty lumpy. But what I've been seeing is under $50 million, we have seen a continual trend in that direction. In other words, the number of wins and the pipeline and then the closing rate of those is up pretty substantially over the last several quarters. That is consistent with our Quick Start program, these standardized offerings that we're now taking to market.

Brian Essex - Morgan Stanley - Analyst

Very helpful. Thank you very much.

Operator

Keith Bachman, Bank of Montreal.

Keith Bachman - BMO Capital Markets - Analyst

Mike, I wanted to ask you two questions. Number one, I know the question on H1's was asked before. But I wanted to ask it a different way. When I think about HP and I think about CSC and this is true of a couple other vendors as well, a part of the cost savings opportunity I think is shifting work around.
In other words, shifting work to delivery from lower cost sources. That would include India. Under the current administration, as you look at the growth of the margin opportunities, are you going to be able to do that, do you think, in terms of shifting work away from, say, high cost areas, US, to lower-cost areas? Is that going to be possible?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, we don't see a real problem with that. First of all, let me just try to quantify this for you so you have a handle on this. One, the synergies that we talked about, so the $1 billion and then the $1.5 billion run rate, just to be very clear, in terms of moving people off shore, is probably less than $50 million. It is absolutely de minimus in terms of moves jobs from the US to other places. Okay? Less than $50 million.
But the bigger picture here, it's not just about moving people, it is about repositioning. So when we complete the merger, we're going to be doing quite a bit of work on reskilling existing employees. We are working at expanding some of our lower-cost centers in the United States. Remember last year we had really pioneered the work in Bossier City, where we built a low-cost center. Now that was largely dedicated to our US public sector business, the Federal government. That worked very well. We are planning to do something very similar with our commercial business.
But we also have built a substantial center in Puerto Rico, where we are moving some people and more importantly, we're hiring new people down there. Some of our partnerships with schools and universities, not only in training, but also in recruiting, So just one aspect is moving people from point A to point B. It's really about being proactive on a global basis and making investments in the geographies that we serve in. The US is a great example of that, where we're making investments with partners, making investments backing our people. As I said the absolute number associated with moving skills out is less than $50 million.

Keith Bachman - BMO Capital Markets - Analyst

Okay. All right. Fair enough, Mike. I'm going to try this, my follow-up with you, Mike, but Paul may feel compelled to jump in. In the quarter, depending on where you look, but there was meaningful transaction and integration related cost. The amount varies depending on what item we're looking at. So I'll just say it was meaningful. Is that related to the HP merger? Or is that some of the other deals that you've closed? Should we expect that to continue, call it, $78 million income from continuing operations. Should we expect that same amount in Q4?

Paul Saleh - Computer Sciences Corporation - CFO

There was a -- it is primarily HPE-ES and the same time the merger with HPE-ES. There's still some investment that we are making to integrate the two other large acquisitions that we have made UXC, Xchanging. You have to also remember that we have a lot of work being done also to -- across the board to anticipate day one that meaning like IT type of investments to get us ready on day one. Fourth quarter, yes, there will be also a similar type of investment in the business to prepare us for day one.

Keith Bachman - BMO Capital Markets - Analyst

Okay. I'm not going to ask you any more questions, Paul. Thank you.

Operator

Todd Cohen, Barclays.

Unidentified Participant

It is actually Darrin on. I just want to touch base first on the synergies. When we look at the synergies that you've accomplished so far. We talked about how you can do some now and then some after as after the deal actually closes. I guess just can you give me a little bit of an update in terms of the first $1 billion in the first year. Are we still trending towards -- how much of that billing will happen after the deal closes versus what has already been accomplished by both companies?
I guess on thea dis-synergy side as well, I know recent comments sounded like you guys are doing pretty well on that front in terms of looking at what they could be. I was coming in pretty good -- pretty well. Can you just comment again anything further in terms of your discussions with new clients or existing clients of both companies? How that's been shaping up? Thanks, guys.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

I'll let Paul answer on the first part. On the second part the dis-synergies, to be honest with you, most of the feedback from the clients has been very favorable. So we have built the synergies into the financial model going forward. But to be honest with you, I don't know exactly how that's going to play out. We do not have a lot of contract expiration in the next year, 18 months, feedback from the clients has been good. So we're pretty optimistic. I've said this before, pretty optimistic about the dis-synergies. But we're still planning that way and we'll see how that goes as we go forward.
In terms of the synergies that we've already captured, yes, we've captured some, not that much. I mean, you may want to quantify that, Paul. But we're moving full speed ahead on some of these actions that we want to take so we can capture those synergies once the merger is completed. But the realization of most of the synergies that you see in these numbers, that realization is really primarily due to the synergies that were Xchanging and UXC. So those have begun to come through in the third quarter.
That is what we expected to have happened. That's what we talked about before and fundamental that's what happened. The other thing we've done is we have continued on our integrated delivery program, which is the work we're doing around the re-engineering around our delivery capability. So those are the -- and then other efficiencies that we've done. But those are the primary drivers of the synergies that we see so far. Now, HPE-ES (inaudible) some of their ongoing programs. They certainly have realized some of that, but I don't think that is going to impact the overall synergy number that we talked about for next year. Paul, anything you want to add to that?

Paul Saleh - Computer Sciences Corporation - CFO

Not really, Mike, except to say that in the fourth quarter we may take some potential additional action to prepare ourself for next year, so take some restructuring ahead of next year. We feel confident that the $1 billion that we mentioned is an in year synergy that we'll be realizing from the combined entities. Each one of us was already taking action on our own. We had our own three-year transformation.
Alternatively, ES was on its own, they were taking actions. Those things are going to help in the addition to them because they will have the run rate benefit of some of the actions that were taken throughout the year for us as well as for them. But our focus on how to realize $1 billion of in year synergies in addition to exiting the year with a $1.5 billion of run rate synergies.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

The reason we may do some things in the fourth quarter is just because particularly in the complex countries, this is outside of the US, the lead times on some of these actions are much longer. We may want to get going on that a little further. Did that give you what you need?

Unidentified Participant

Yes, that helps. Just one quick follow-up, if you don't mind, on this stand-alone company now. The GIS segment did come in, I know you touched on it before, but it certainly came in a lot better than our model. Did anything surprise you about that in the quarter, in the sense of any performance of any of the businesses there? The trends, should that continue in Q4? I know your guidance implies a step-up in earnings power in Q4. Thanks again guys.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

I think I did have, as I said, a mix towards some of our cloud-based software solutions. So think of this as agility and we did do pretty well. We actually did a little better in all honesty than what we had originally modeled for the quarter. Whenever you get more software mix, that certainly helps the overall margin. So we have seen some momentum around some of our cloud-based solutions, agility being the most prominent. Then the other thing is the continued efficiencies as I mentioned before around our integrated delivery program.

Operator

Frank Atkins, SunTrust.

Frank Atkins - SunTrust Robinson Humphrey - Analyst

I wanted to see if I can get an update on next generation revenue, where that stands now? Any color in revenue by geography?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Let me just give you -- I can give you a little color on the geography thing. Paul, you may have a little more detail on the next gen -- some of the next gen revenue. Asia is a growing. Australia is growing. France or what we call southern Europe grew. Germany was sort of flat to slightly up. The United States was basically flat, which has been a big improvement over what we have seen in previous quarters.
The only geography where we saw a decline was the UK. Again, this is on an organic basis. So this is before you get into the acquisitions. Obviously, when you add UXC there is significant growth in Australia. When you add Xchanging there is significant growth in the UK. But the underlying business -- as I just said, that was sort of the (inaudible). Really good improvement in France and really good improvement in Germany. Asia has been pretty strong for us all along. So you may have -- Paul, you may want to take a sip of that hot toddy first. You do better with that hot toddy. Very good.

Paul Saleh - Computer Sciences Corporation - CFO

Right now, our next gen, again, we have got to be careful though because in our two acquisitions of UXC and Xchanging, they have a good part of their component is our business, that includes next gen. Some of it is part tradition. But if you were to exclude UXC and Xchanging, our business is over a couple hundred million dollars, it's over $250 million plus. The rest of it, if you were going to add the Xchanging and component of Xchanging and UXC that are next gen then you would be looking at more the $450 million surplus. (multiple speakers)

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, $450 million to $500 million. Then the other platform that we started to see some real growth on from a sales standpoint is Fixnetix. So we saw some really good strength in Fixnetix, particularly in Asia and then we saw a pretty major win for us in Europe and the US in the third quarter. Does that answer your question?

Frank Atkins - SunTrust Robinson Humphrey - Analyst

Yes, that's very helpful. Then for my follow-up, could you talk a little bit about the labor market getting fairly tight here in the US. I guess it's always been tight. But as you look around globally, any changes in what you're doing to attract and retain people on the wages front?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, we -- the labor market is -- I don't know whether it is tight or not -- there has always been a shortage of highly skilled IT skills in the marketplace. That trend continues. In other words, we could use more IT skills, particularly next generation skills. So cloud skills, and Amazon web services skills and cyber security skills, are very, very tight. But, again, this is part of an overall global workforce management program that we have in place. It includes a lot of things.
It includes incentives for certain things, or for certain skills in certain areas. It includes working with universities and other partners to resource some of these skills, including retraining of many of the people that we currently have in the Company. So it is a combination of different actions within the overall global workforce management process that we have in place. But I have always seen a shortage of the type of IT skills, and that continues to this day.

Frank Atkins - SunTrust Robinson Humphrey - Analyst

All right. Great. Thank you very much.

Paul Saleh - Computer Sciences Corporation - CFO

Before we leave, just to clarify, in the Americas, we have 11,000 on-shore employees.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, that's what I said, we have 11,000 offshore, we have 11,000 on-shore and we have about a little bit over 500 H1B visas. That's exactly what I said.

Paul Saleh - Computer Sciences Corporation - CFO

11,000 onshore, 11,000 offshore, supporting the US in very low cost area and as a result --

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

That's the 22,000 that I outlined up front. But again, the H1B visa is not a huge issue for us because of the small number of H1B visas.

Neil DeSilva - Computer Sciences Corporation - Head of M&A and IR

That concludes our call. Thank you, everyone, for joining us for our third-quarter call. Thank you.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Thank you, everyone.

Operator

Ladies and gentlemen, that does conclude today's conference call. Thank you for your participation.